Exhibit 99.1

Company Contact Pam Scott
Red Lion Hotels Corporation
509-777-6393 (d)
509-570-4610 (c)
Pam.Scott@redlion.com www.RedLion.com

RLHC Sells Bellevue Property for $35.4 Million to Local Developer

Deal includes multi-year management agreement; cash used to retire debt and for continued investment in national expansion strategy

SPOKANE, Wash., Jan. 12, 2015 – RLHC (Red Lion Hotels Corporation, NYSE: RLH) announced the company has entered into an agreement to sell its hotel in Bellevue, Wash. for $35.4 million to an affiliate of Wig Properties, a property development company based in Bellevue. Wig Properties has entered into a multi-year management agreement with Red Lion Hotels Management, Inc., under which the hotel will continue to operate as the Red Lion Hotel Bellevue. The deal on the property is expected to close in early February 2015, subject to customary terms and conditions.

“The sale of this property provides RLHC with the best of all opportunities,” said RLHC President & CEO Greg Mount. “We maintain our brand presence in an important market while capturing the full value of one of the most desirable development sites on the West Coast. We expect to use approximately $19.4 million of the proceeds to retire debt and the remaining cash will provide dry powder to advance our national expansion plans. In line with that strategy, we continue to explore the greater Seattle area markets for additional hotel conversion and joint venture opportunities.”

“RLHC will continue to manage the hotel without interruption and we will add an excellent property to our portfolio” said Leshya Wig, partner at Wig Properties. “We are thankful for this opportunity, and we look forward to continuing our relationship with Red Lion as our hotel operator.”

Constructed in 1969, the two-story Red Lion Hotel Bellevue, 11211 Main Street, resides on six acres along the I-405 corridor and has 181 rooms and 5,700 sq. ft. of meeting space. RLHC announced in July 2014 the company was listing the hotel for sale with commercial real estate firm Kidder Mathews.

About RLHC:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of midscale and upscale hotels. Established in 1959, the company has more than 50 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

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